Attachment A

Expense Limitation

(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limited Period Ends
Long Short Fund	Class A 1.95% Advisor Class 1.67% Institutional Class 1.54%	January 31, 2019

Attachment A amended: January 31, 2018

FIRST INVESTORS EQUITY FUNDS

By:	/s/ Joseph I. Benedek

Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTMENT MANAGEMENT COMPANY,
INC.

By:	/s/ Clark Wagner

Name:	Clark Wagner
Title:	President

FORESTERS INVESTOR SERVICES, INC.

By:	/s/ Greg Walter

Name:	Greg Walter
Title:	Senior Vice President